Exhibit 4.2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH STATE SECURITIES LAWS, OR AN EXEMPTION FROM REGISTRATION THEREUNDER, IN EACH CASE, TO THE EXTENT APPLICABLE HERETO.

SECURED PROMISSORY NOTE

New York, New York
$[ ]	June __, 2018

FOR VALUE RECEIVED, [INVESTOR] (the “Investor”) hereby promises to pay to Helios and Matheson Analytics Inc., a Delaware corporation (the “Company”), on the date set forth below, (i) the principal amount of [       ] Million Dollars ($[       ],000,000) and (ii) interest on the unpaid principal balance hereof at the rate set forth herein (collectively, the “Obligations”). This Promissory Note (this “Note”) has been issued pursuant to the Note Purchase Agreement, dated as of June __, 2018 (the “Subscription Date”), by and among the Company and the Investor (as amended, modified, supplemented, extended, renewed, restated or replaced from time to time, the “Note Purchase Agreement”) as payment of the purchase price of that certain Series B-2 Senior Secured Convertible Note of the Company, with an initial aggregate principal amount of $[ ],000,000 (as such note may be amended, modified, supplemented, extended, renewed, restated or replaced from time to time in accordance with the terms thereof, the “Note”), issued pursuant to that certain Securities Purchase Agreement, dated as of June __, 2018, by and among the Company and the investors party thereto (as amended, modified, supplemented, extended, renewed, restated or replaced from time to time, the “Securities Purchase Agreement”). Capitalized terms not defined herein shall have the meaning as set forth in the Note. NEITHER THIS NOTE NOR ANY INTEREST HEREIN MAY BE PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED, WHETHER BY THE COMPANY, OPERATION OF LAW, COURT ORDER OR OTHERWISE, WITHOUT THE EXPRESS PRIOR WRITTEN CONSENT OF THE INVESTOR. ANY SUCH PURPORTED ASSIGNMENT OR TRANSFER WITHOUT SUCH CONSENT SHALL BE NULL AND VOID.

1. Payment of Principal. The principal amount of this Note (the “Principal”), together with all unpaid interest accrued thereon and any other Obligations payable hereunder, shall be due and payable in full upon June __, 2060 (the “Maturity Date”); provided, that the Maturity Date shall be automatically extended by one (1) calendar day for each calendar day after June __, 2020 (the “Scheduled Note Maturity Date”), if any, that all, or any part, of the Note remains outstanding.

2. Payment of Interest. The unpaid Principal balance due hereunder shall bear interest (the “Interest”) at an annual rate equal to [ ]% (the “Interest Rate”). Subject to Sections 3 and 7 below, Interest shall be payable and due upon the Maturity Date. All interest shall be computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) elapsed.

3. Prepayment Prior to the Maturity Date.

(a) Optional Prepayment. The Investor may, at its option at any time on or after the date hereof, prepay, in whole or in part, without premium or penalty, the Obligations under this Note (each, an “Optional Prepayment”).

(b) Mandatory Prepayment. Upon any Mandatory Prepayment Event (as defined below), the Investor shall promptly prepay such aggregate outstanding Principal of this Note equal to the applicable Mandatory Prepayment Amount (as defined below) with respect to such Mandatory Prepayment Event (each, a “Mandatory Prepayment”, and together with each Optional Prepayment, each a “Prepayment”).

(c) Forced Mandatory Prepayments. At any time (i) the Closing Bid Price of the Common Stock has exceeded 110% of the Conversion Price (as defined in the Note) then in effect (the “Forced Mandatory Prepayment Measuring Price”) for a period of at least two (2) consecutive Trading Days ending on, and including the applicable Forced Mandatory Prepayment Notice Date (as defined below), (ii) at least two (2) Trading Days shall have elapsed since the later of (x) any prior Forced Mandatory Prepayment Date (as defined below) and (y) the date of the last Equity Conditions Failure occurring prior to such time of determination and (iii) no Equity Conditions Failure then exists, and subject to the Forced Mandatory Prepayment Cap (as defined below), the Company may require a Forced Mandatory Prepayment hereunder by delivery of written notice to the Investor (each a “Forced Mandatory Prepayment Notice”, and the date thereof, each a “Forced Mandatory Prepayment Notice Date”). Each Forced Mandatory Prepayment Notice shall (i) state the date on which the applicable Forced Mandatory Prepayment shall occur (the “Forced Mandatory Prepayment Date”, and such period commencing on the Forced Mandatory Prepayment Notice Date through, and including, the Forced Mandatory Prepayment Date, the “Forced Mandatory Prepayment Measuring Period”), which Forced Mandatory Prepayment Date shall be the second (2nd) Trading Day after the Forced Mandatory Prepayment Notice Date (or such other date as mutually determined by the Company and the Investor), (ii) certify that there has been no Equity Conditions Failure (or specifying any such Equity Conditions Failure that then exists, with an acknowledgement that unless such Equity Conditions are waived by the Investor, in its sole discretion, such Forced Mandatory Prepayment Notice will be invalid) and (iii) state the amount of such Forced Mandatory Prepayment (each, a “Forced Mandatory Prepayment Amount”), which Forced Mandatory Prepayment Amount shall equal the lesser of (x) the Forced Mandatory Prepayment Maximum Amount (or such lesser amount, not less than $1,000, as elected by, and at the sole discretion of, the Company in the applicable Forced Mandatory Prepayment Notice) and (y) any remaining Principal outstanding hereunder on such Forced Mandatory Prepayment Date; provided, that, in no event, may the sum of (A) such Forced Mandatory Prepayment Amount and (B) the sum of all prior Forced Mandatory Prepayments hereunder, collectively, exceed one-third (1/3rd) of the Principal outstanding hereunder as of the initial Issuance Date (the “Forced Mandatory Prepayment Cap”). Notwithstanding the foregoing, the Company shall not deliver a Forced Mandatory Prepayment Notice hereunder unless it simultaneously delivers a Forced Mandatory Prepayment Notice (as defined in each other Investor Note), pro rata, to each other Investor (as defined in each other Investor Note).

(d) Mechanics of Prepayments. All Prepayments hereunder shall be made in cash, by wire transfer, in U.S. dollars and immediately available funds, in accordance with the wire instructions delivered to the Investor by the Company on or prior to such date of such Prepayment. At the option of the Company, prepayments may be made directly to the Company or to such other Persons as the Company may direct in its wire instructions.

(e) Cancellation of Interest upon Prepayment. Notwithstanding anything herein to the contrary, upon any Prepayment prior to the Maturity Date (including, without limitation, any Mandatory Prepayment), the aggregate cash amount in such Prepayment shall be applied entirely to and against any outstanding Principal under this Note, and any accrued and unpaid Interest with respect to the Principal prepaid shall be automatically cancelled as of the date of such prepayment.

(f) Definitions. For the purpose of this Note, the following definitions shall apply:

(i) “Forced Mandatory Prepayment” means, as applicable, each Mandatory Prepayment required to be made by an Investor hereunder on a Forced Mandatory Prepayment Date pursuant to a Forced Mandatory Prepayment Notice.

(ii) “Forced Mandatory Prepayment Maximum Amount” means the difference of (A) the Pro Rata Amount of the lesser of (x) $5 million and (y) 20% of the sum of the daily dollar trading volume of the Common Stock (as reported by Bloomberg) during the two (2) Trading Day period ending on, and including, the Forced Mandatory Prepayment Notice Date; less (B) the aggregate Mandatory Prepayment Conversion Amounts, if any, paid (or deemed to be paid) to the Company during the Forced Mandatory Prepayment Measuring Period.

(iii) “Mandatory Prepayment Amount” means, as applicable, any Mandatory Prepayment Conversion Amount (as defined below) or any Forced Mandatory Prepayment Amount (as defined below).

(iv) “Mandatory Prepayment Event” means, as applicable, (i) with respect to any Restricted Principal of the Note designated to be converted in a Conversion Notice (such aggregate amount of Principal then outstanding hereunder equal to such Restricted Principal of the Note designated to be converted in such Conversion Notice, each, a “Mandatory Prepayment Conversion Amount”), both (A) the Company’s receipt of such Conversion Notice thereunder executed by the Investor in which all, or any part, of the principal of the Note to be converted includes any Restricted Principal and (B) the Investor’s receipt from the Company of written confirmation that the Company’s transfer agent (the “Transfer Agent”) has been irrevocably instructed by the Company to deliver to the Investor (or its designee) the shares of Common Stock to be issued pursuant to such Conversion Notice in accordance with Section 3(c) of the Note (in each case, as adjusted, if applicable, to reflect the withdrawal of any Conversion Notice, in whole or in part, by the Investor, whether pursuant to Section 3(c)(ii) of the Note or otherwise) or (ii) with respect to any given Forced Mandatory Prepayment Notice delivered to the Investor in compliance with Section 3(c) above, the occurrence of the applicable Forced Mandatory Prepayment Date; provided, that if on such Forced Mandatory Prepayment Date either (x) an Equity Conditions Failure exists or (y) the Closing Bid Price of the Common Stock fails to exceed the Forced Mandatory Prepayment Measuring Price, such Forced Mandatory Prepayment Date shall not occur and the corresponding Forced Mandatory Prepayment Notice shall be automatically cancelled and shall be null and void. Notwithstanding the foregoing, the Investor (or its designee) shall not commence a Deposit/Withdrawal at Custodian with respect to such shares of Common Stock to be issued upon conversion of Restricted Principal unless and until the Investor shall have either (x) delivered such Mandatory Prepayment Amount to the Company or (y) delivered irrevocable instructions to the Investor’s bank, broker or other financial institution to wire such Mandatory Prepayment Amount to the Company from an account with at least an amount of cash or other Eligible Assets (as defined below) equal to such Mandatory Prepayment Amount.

(v) “Pro Rata Amount” means a fraction (i) the numerator of which is the original principal amount of the Note of the Investor and (ii) the denominator of which is the aggregate original principal amount of all Notes issued to the initial purchasers pursuant to the Securities Purchase Agreement.

4. Defaults.

(a) the Investor shall be deemed in default hereunder upon the occurrence of any of the following (a “Default”):

(i) Failure to Pay Principal or Interest. The failure of the Investor to pay, when due, all or any part of any Principal or Interest required to be made hereunder; or

(ii) Bankruptcy, etc. The Investor shall have entered against it by a court having jurisdiction thereof a decree or order for relief in respect to the Investor in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official shall be appointed for the Investor or for any substantial part of the Investor’s property, or the winding up or liquidation of the Investor’s affairs shall have been ordered; or the Investor shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or the Investor shall consent to the entry of an order for such relief in an involuntary case under any such law, or any such involuntary case shall commence, and not be dismissed within sixty (60) days; or the Investor shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official for the Investor or for any substantial part of the Investor’s property, or make any general assignment for the benefit of creditors.

(b) Consequence of Default. Upon the occurrence of a Default, the outstanding Obligations hereunder shall, at the option of the Company, become immediately due and payable (each, an “Investor Note Acceleration”), subject to the Investor’s right to elect to effect Default Netting (as defined below) with respect to all, or any portion, of this Note as elected by the Investor in a written notice to the Company. Notwithstanding the foregoing, if there shall occur a Default under Section 4(a)(ii) above, the entire outstanding Obligations hereunder, shall automatically become immediately due and payable without any action on the part of the Company and the Investor shall be deemed to have elected Default Netting with respect to the maximum amount of its obligations outstanding hereunder as permitted pursuant to Section 7(h) below. Upon the occurrence of a Default, the Company shall also have all the rights and remedies of a secured party on default under Article 9 of the Uniform Commercial Code of the State of New York with respect to the Collateral (as hereinafter defined).

5. Representations and Warranties of the Investor. The Investor represents and warrants to the Company as follows as of the date hereof: (a) the Investor has the power and authority to execute, deliver and perform all obligations in accordance herewith; (b) the execution, delivery and performance by the Investor of this Note are within the Investor’s legal powers, and do not contravene any law or any contractual restriction binding on or affecting the Investor; (c) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Investor of this Note; (d) this Note constitutes the legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except to the extent enforceability is limited by bankruptcy, insolvency, fraudulent conveyance, moratorium and other laws for the protection of creditors generally and by general equitable principles; and (e) there is no pending or, to the Investor’s knowledge, threatened action or proceeding affecting the Investor before any governmental agency or arbitrator with respect to the transactions contemplated by this Note or which may materially adversely affect the property, assets or condition (financial or otherwise) of the Investor.

6. Security.

(a) Grant of Security Interest. Grant of Security Interest. As security for the due and prompt payment and performance of all payment obligations under this Note and any modifications, replacements and extensions hereof (collectively, “Secured Obligations”), the Investor hereby pledges and grants a security interest to the Company in all of the Investor’s right, title, and interest in and to, initially at least $[         ], in the aggregate, (i) in cash, (ii) cash equivalents, (iii) any Group of Ten (“G10”) currency and any notes or other securities issued by any G10 country and (iv) any securities of a special purpose acquisition company (each, a “SPAC”) that are redeemable for cash held in escrow by such SPAC (with a deemed fair market value, for purposes hereof, equal to the amount of cash held in such escrow for redemption of such applicable security of such SPAC) (collectively, the “Eligible Assets”), in each case, held by the Investor in the bank or brokerage accounts described on Schedule I attached hereto (the “Collateral”, and such account or accounts, as applicable, collectively, the “Collateral Account”), subject to reduction upon any reduction, offset or cancellation of this Note. So long as any Restricted Principal (as defined in the Note) remains outstanding under the Note, the Investor shall keep Collateral in the Collateral Account with a fair market value of at least the amount of Restricted Principal then outstanding.

(b) Change in Collateral Account. The Investor may, with at least five (5) Trading Days’ notice to the Company, move the Collateral from an account or accounts of the Investor to a new account or accounts (the “New Collateral Account”) at a financial institution selected by the Investor, (but if such financial institution is not listed as a permitted financial institution on Schedule II attached hereto, subject to the consent of the Company, not to be unreasonably withheld), and upon such move, such New Collateral Account shall be the Collateral Account for all purposes hereunder.

7. Netting Rights.

(a) Securities Contract. The Company and the Investor hereby acknowledge and agree that the Securities Purchase Agreement and the Note Purchase Agreement each is a “securities contract” as defined in 11 U.S.C. § 741 and that Investor shall have all rights in respect of the Investor Note, the Note, the Master Netting Agreement, the Securities Purchase Agreement and the Note Purchase Agreement as are set forth in 11 U.S.C. § 555 and 11 U.S.C. § 362(b)(6), including, without limitation, all rights of credit, deduction, setoff, offset, recoupment, and netting (collectively, “Netting” or “Net”) as are available under this Note, the Note and the Master Netting Agreement.

(b) Investor Optional Netting. Notwithstanding anything herein to the contrary, the Investor may, (I) on or after [    , 2018]1, at any time or (II) at any time on or after the occurrence of an Event of Default (as defined in the Note) or a Change of Control (as defined in the Note) (in each case, whether or not a Redemption Notice (as defined in the Note) has been delivered by the Investor to the Company with respect thereto), the Investor, at its sole discretion, by written notice (each, a “Investor Optional Netting Election Notice”) to the Company, Net, in whole or in part, any Unpaid Amount (as defined in the Master Netting Agreement) owed by the Investor to the Company under this Note or any other Underlying Agreement (as defined in the Master Netting Agreement) against (across or within each or all of the Underlying Agreements) (x) any Unpaid Amounts owed by the Company to the Investor under the Notes or (y) any Unpaid Amounts (subject to the limitations contained in the Master Netting Agreement regarding an Equity Conditions Failure) owed by the Company to the Investor under any other Underlying Agreement, as set forth in such written notice (each, an “Investor Optional Netting”); provided, that no Investor Optional Netting shall occur hereunder with respect to any Mandatory Prepayment Amount that the Investor fails to properly prepay hereunder in violation of this Note. Each Investor Optional Netting shall occur on such applicable date as set forth by the Investor in the applicable Investor Optional Netting Election Notice. Upon any Investor Optional Netting, (x) such portion of Principal subject to such Investor Optional Netting shall be deemed surrendered and concurrently cancelled as of the date of such Investor Optional Netting and (y) any accrued and unpaid Interest hereunder with respect to such portion of Principal subject to such Investor Optional Netting shall be automatically cancelled as of the date of such Investor Optional Netting. Each Investor Optional Netting shall be effective upon the date the Investor delivers written notice to the Company of the Investor’s election to effect such Investor Optional Netting.

1 Insert 30th calendar day after date hereof

(c) Netting at Redemption Date. Notwithstanding anything herein to the contrary, with respect to any required redemption of all, or any part, of the Note, solely to the extent such portion of the Conversion Amount (as defined in the Note) subject to such redemption includes Restricted Principal (such aggregate amount of Restricted Principal, each, a “Redemption Restricted Amount”), the Investor, at its sole discretion, by written notice (each, a “Redemption Netting Election Notice”) to the Company, may Net (each, a “Redemption Netting”) such part of the outstanding obligations under the Note equal to such Redemption Restricted Amount by the cancellation of the Redemption Restricted Amount of the outstanding obligations under the Note in exchange for the surrender and concurrent cancellation of such portion of this Note with an amount of aggregate Principal then outstanding hereunder equal to such Redemption Restricted Amount (each a “Redemption Netting Principal Amount”). Upon any Redemption Netting, any accrued and unpaid Interest hereunder with respect to such Redemption Netting Principal Amount being cancelled in such Redemption Netting shall be automatically cancelled as of the date of such Redemption Netting and, thereafter, such Redemption Netting Principal Amount of this Note shall be deemed to be paid in full and shall be null and void. Each Redemption Netting shall occur on such applicable date as set forth by the Investor in the Redemption Netting Election Notice. For the avoidance of doubt, if prior to the date of the applicable Redemption Netting all, or any portion, of a Redemption Restricted Amount is converted (whether by Acceleration (as defined in the Note) or otherwise in accordance with the terms of the Note) or a waiver of an Equity Conditions Failure or such other event occurs whereafter such portion of the Redemption Restricted Amount is not required to be redeemed on the Redemption Date in accordance with the terms of the Note (as amended, modified or waived on or prior to such date)(each a “Reversed Redemption Restricted Amount”), solely with respect to such Redemption Date, no Redemption Netting shall occur with respect to such Reversed Redemption Restricted Amount.

(d) Automatic Netting at Maturity. Notwithstanding anything herein to the contrary, at the Maturity Date (as defined in the Note), if any amounts remain outstanding under the Note and hereunder, the Investor shall automatically Net such part of the outstanding obligations under the Note equal to the aggregate Principal then outstanding hereunder (the “Remaining Principal Amount”) by the cancellation of the Remaining Principal Amount of the outstanding obligations under the Note in exchange for the surrender and concurrent cancellation of the aggregate Principal then outstanding hereunder (the “Maturity Netting”). Upon any Maturity Netting, any accrued and unpaid Interest hereunder with respect to such portion of Principal being cancelled in such Maturity Netting shall be automatically cancelled as of the date of such Maturity Netting and, thereafter, this Note shall be deemed to be paid in full and shall be null and void. The Maturity Netting shall automatically occur on the Maturity Date (as defined in the Note).

(e) Event of Default Netting. Notwithstanding anything herein to the contrary, Investor may, at any time on or after the occurrence of any Event of Default under the Note, but prior to the date of cure thereof, at its sole discretion, by written notice to the Company, Net all, or any part, of the outstanding obligations under the Note by the cancellation of such portion of the outstanding obligations under the Note as set forth in such written notice in exchange for the surrender and concurrent cancellation of an equal amount of Principal hereunder (each, an “Event of Default Netting”). Upon any Event of Default Netting, any accrued and unpaid Interest hereunder with respect to such portion of Principal being satisfied in such Event of Default Netting shall be automatically cancelled as of the date of such Event of Default Netting. Each Event of Default Netting shall be effective upon the date the Investor delivers notice to the Company of the Investor’s election to effect such Event of Default Netting.

(f) Automatic Netting Upon any Bankruptcy Event of Default. Notwithstanding anything herein to the contrary, upon any Bankruptcy Event of Default under the Note, the Investor shall automatically Net such part of the outstanding obligations under the Note equal to the Remaining Principal Amount by the cancellation of the Remaining Principal Amount of the outstanding obligations under the Note in exchange for the surrender and concurrent cancellation of the aggregate Principal then outstanding hereunder (each, a “Bankruptcy Event of Default Netting”). Upon any Bankruptcy Event of Default Netting, any accrued and unpaid Interest hereunder with respect to such portion of Principal being satisfied in such Bankruptcy Event of Default Netting shall be automatically cancelled as of the date of such Bankruptcy Event of Default Netting and, thereafter, this Note shall be deemed to be paid in full and shall be null and void. Each Bankruptcy Event of Default Netting shall be effective upon the date of the earliest occurrence of a Bankruptcy Event (as defined in the Note) under the Note.

(g) Automatic Netting Upon Prohibited Transfers of this Note. If for any reason, this Note or any interest herein is pledged, assigned or transferred to any Person other than the Company without the prior written consent of the Investor, whether by contract, operation of law, court order or otherwise (each, a “Prohibited Transfer”), the Investor shall automatically Net such part of the outstanding obligations under the Note equal to 75% of the remaining Restricted Principal then outstanding under the Note (with the remaining 25% of the Restricted Principal of the Note automatically becoming unrestricted principal thereunder) in exchange for the surrender and concurrent cancellation of the aggregate Principal then outstanding hereunder (each, a “Prohibited Transfer Netting”, and together with each Bankruptcy Event of Default Netting and each Maturity Netting, each an “Automatic Netting”). Upon any Prohibited Transfer, any accrued and unpaid Interest hereunder shall be automatically cancelled as of the date of such Prohibited Transfer and, thereafter, this Note shall be deemed to be paid in full and shall be null and void.

(h) Default Netting. Notwithstanding anything herein to the contrary, Investor may, at any time on or after the occurrence of any Investor Note Acceleration, at its sole discretion, by written notice to the Company (each, a “Default Netting Electing Notice”), in lieu of making any payment under this Note in cash, Net all, or any part, of the outstanding obligations under the Note by the cancellation of such portion of the outstanding obligations under the Note as set forth in such written notice in exchange for the surrender and concurrent cancellation of an equal amount of Principal hereunder (each, a “Default Netting” and together with each Event of Default Netting, each Investor Optional Netting and each Redemption Netting, each an “Optional Netting” and together with each Automatic Netting, collectively, the “Investor Netting Rights”) provided, that, solely with respect to any Investor Note Acceleration arising pursuant to a default under Section 4(a)(i) above, no Default Netting shall occur hereunder with respect to any Mandatory Prepayment Amount that the Investor fails to properly prepay hereunder in violation of this Note. Each Default Netting shall occur on such applicable date as set forth by the Investor in the Default Netting Election Notice. Upon any Default Netting, any accrued and unpaid Interest hereunder with respect to such portion of Principal being satisfied in such Default Netting shall be automatically cancelled as of the date of such Default Netting. Each Default Netting shall be effective upon the date the Investor delivers notice to the Company of the Investor’s election to effect such Netting.

(i) Investor Netting Rights; Single Integrated Transaction. The Company hereby acknowledges and agrees that (i) the Investor shall be entitled to exercise the Investor Netting Rights through any means permissible under applicable law, including without limitation, set-off and Netting and (ii) the Obligations of the Investor hereunder and the obligations of the Company under the Note issued pursuant to the Securities Purchase Agreement arise in a single integrated transaction and constitute related and interdependent obligations within such transaction.

8. Miscellaneous.

(a) Full Recourse. The parties hereby acknowledge and agree that this Note is a full recourse obligation of the Investor.

(b) No Oral Waivers or Modifications. No provision of this Note may be waived or modified orally, but only in a writing signed by the Company and the Investor.

(c) Governing Law. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the Borough of Manhattan in the City of New York, New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

(d) No Severability. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction or other similar authority (a “Severability Event”), this entire Note shall be automatically terminated and shall thereafter be null and void and all remaining payment obligations hereunder of the Investor to the Company shall be automatically cancelled, ab initio.

(e) Currency. Principal and interest due hereunder shall be payable in lawful money of the United States of America and shall be payable to the Company at the address of the Company, or at such other address as may be specified in a written notice to the Investor given by the Company. The Company has provided the Investor with wire transfer instructions pursuant to which payments may be made under this Note and such wire transfer instruction shall be valid for the entire period of this Note.

(f) Weekend; Holidays. If any payment on this Note shall become due on a Saturday, Sunday or a bank or legal holiday in the State of New York, such payment shall be made on the next succeeding business day in the State of New York.

(g) Usury. If interest payable under this Note is in excess of the maximum permitted by law, the interest chargeable hereunder shall be reduced to the maximum amount permitted by law and any excess over the maximum amount permitted by law shall be credited to the Principal balance of this Note and applied to the same and not to the payment of Interest.

(h) Remedies.

(i) No failure on the part of the Company to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Company of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In addition, the exercise of any right or remedy of the Company at law or equity or under this Note shall not be deemed to be an election of Company’s rights or remedies under this Note or at law or equity.

(ii) No failure on the part of the Investor to exercise, and no delay in exercising, any right, power or remedy hereunder (including, without limitation, any Netting permitted hereunder) shall operate as a waiver thereof; nor shall any single or partial exercise by the Investor of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and are not exclusive of any remedies provided by law. In addition, the exercise of any right or remedy of the Investor at law or equity or under this Note shall not be deemed to be an election of Investor’s rights or remedies under this Note or at law or equity.

(i) Waiver of Presentment. The Investor hereby waives presentment, diligence, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note.

[Signature Page Follows]

IN WITNESS WHEREOF, this Note has been executed as of the date first written above.

HUDSON BAY MASTER FUND LTD

By:
Name:
Title:

Agreed and accepted as of
this __th day of June, 2018 by:

HELIOS AND MATHESON ANALYTICS INC.

By:
Name:
Title:

Schedule I

Collateral Account

Bank:

Bank Address:

Account Number:

Account Name:

Schedule II

Permitted Financial Institutions

Pershing LLC or any of their affiliates

HSBC NA, or any of their affiliates

BNP Paribas, or any of their affiliates

UBS AG or any of their affiliates

Citibank NA or any of their affiliates

Bank of America Merrill Lynch or any of their affiliates

Deutsche Bank, AG or any of their affiliates

Fidelity Investments, FMR LLC or any of their affiliates

Morgan Stanley or any of their affiliates

First Republic Bank or any of their affiliates